                                  EXHIBIT 10.3

                          VALENZANO SEVERANCE AGREEMENT

                               SEVERANCE AGREEMENT

         This Severance Agreement (the "Agreement") is made as of July 12, 1999, by and between Trans World Gaming Corp. (the "Company"), TWG Finance Corp. ("TFC"), TWG International U.S. Corporation ("TWGI"), Trans World Gaming of Louisiana, Inc. ("TWGLa") (the Company, TFC, TWGI and TWGLa are collectively referred to herein as the "Employers") and Dominick J. Valenzano (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive previously was employed as Chief Financial Officer of the Company pursuant to the provisions of an employment agreement dated September 27, 1994 between the Company and the Executive (the "Employment Agreement") (which Employment Agreement expired prior to the date hereof);

         WHEREAS, the Executive has continued to serve as Chief Financial Officer of the Company on an at-will basis following the expiration of the Employment Agreement;

         WHEREAS, the Executive served as a Director and was employed as Vice President, Chief Financial Officer and Treasurer of each of the Company, TFC, TWGI and TWGLa pursuant to a Board Resolution of each of such Company since September 2, 1994, March 1, 1998, March 1, 1998 and September 2, 1994, respectively (the "Start Dates");

         WHEREAS, the Boards of Directors of the Employers and the Executive have agreed to terminate the services of the Executive (the "Termination");

         WHEREAS, the Employers and the Executive have agreed that all of the Executive's employment services to each of the Company, TFC, TWGI and TWGLa shall be terminated as of July 31, 1999; and

         WHEREAS, the Employers and the Executive wish to enter into this Agreement in order to set forth and memorialize the obligations of the Employers and the Executive in connection with the Termination.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. TERMINATION. The Employers and the Executive agree to the Termination. The Executive shall be deemed to have been terminated upon the first to occur of (i) the date upon which the Executive commences employment with another employer or (ii) the employment by the Employers of a new Chief Financial Officer, Chief Executive Officer, or an equivalent position (the "Termination Date"). On and after the Termination Date, all of the rights and responsibilities of each of the Employers and the Executive resulting from and with respect to the Termination shall be solely as set forth in this Agreement.

         2. PAYMENTS AND BENEFITS TO THE EXECUTIVE. In consideration of the covenants and the other terms and conditions of this Agreement for the benefit of the Employers, the Employers agree and covenant to provide the following to the Executive:

              A. The Employers agree to pay to the Executive an aggregate of sixty thousand dollars and no cents ($60,000.00) in severance payments (which amount is equal to six months of the Executive's salary as such salary existed at and as of January 1, 1999) (the "Severance Payments"), such amount to be paid in twelve equal semi-monthly payments in such manner as Executive's salary would have been paid to him had he continued to be employed through January 31, 2000 [DATE THAT IS SIX MONTHS AFTER THE TERMINATION DATE]. During the period that commences on the Termination Date and ends on the date that is six months thereafter, the Executive shall not be entitled to receive any fees for services he might render to the Employers in connection with his obligations set forth in
                   Section 3.A hereof.

              B. The Executive will continue to participate, on the same basis as he had participated prior to the Termination Date in all life, health, disability and accident plans in which he participated on the date immediately prior to the Termination Date through January 31, 2000 [DATE THAT IS SIX MONTHS AFTER THE TERMINATION DATE]. After such date, the Executive shall be entitled to receive any health insurance benefits as provided under applicable federal and/or state law (e.g., COBRA).

              C. No later than fifteen days after the Termination Date, the Employers agree to pay to the Executive, in a lump-sum payment, all accrued and unpaid vacation time as of the Termination Date.

              D. The Executive currently owns the following options to purchase common stock of the Company:


                                    EXERCISE            EXPIRATION
                   NUMBER            PRICE                 DATE
                   ------           -------               -----
                   20,000            $ 3.13            May 21, 2000
                   50,000            $ 1.00          December 31, 2001
                   50,000            $ 0.30          December 30, 2002
                   25,000            $ 0.24          December 30, 2003



                   Pursuant to Section 13 of the Option Agreements by and between the Company and the Executive dated May 22, 1995, December 31, 1996, December 31, 1997 and December 31, 1998, and in accordance with Section

                   7(g) of the 1993 Incentive Stock Option Plan pursuant to which said options were granted, the Executive shall have the right to exercise all such options at any time or from time to time, until October 31, 1999 [DATE WHICH IS 3 MONTHS AFTER THE TERMINATION DATE] (the "Option Exercise Deadline"). After the Option Exercise Deadline, all unexercised options shall expire and shall not be exercisable by the Executive.

              E. If the Executive has not commenced employment with another employer during the six-month period following the Termination Date, the Employers shall reimburse the Executive for the fees and expenses of one or more providers of outplacement counseling services, selected by the Executive, up to an aggregate amount of $5,000 for services provided to the Executive in connection with his Termination. Such reimbursement shall be made within 10 business days after the receipt by the Employers of an itemized invoice from such provider(s).

              F. Nothing in this Agreement shall affect the Executive's rights to indemnification as provided in the Articles of Incorporation or Certificate of Incorporation (as the case may be) or Bylaws of the respective Employers or as provided under the applicable corporate law for the state of incorporation for each of the Employers.

         3.   OBLIGATIONS OF THE EXECUTIVE.

              A. During the period that is six months following the Termination Date, the Executive shall use his best efforts to assist the Employers in the efficient and effective transition to new management. Executive shall use his best efforts to respond to questions asked of him by Julio E. Heurtematte, or Mr. Huertematte's designated representative or by the new Chief Executive Officer (or a similarly titled individual), in as timely and professional manner and at a level of proficiency that is no less than the level at which he performed prior to the Termination Date , PROVIDED HOWEVER, that any such requests may not interfere with or otherwise hinder the Executive's responsibilities and duties to any other employer. A portion of this Agreement may be terminated by the Employers for cause and, if so terminated, all obligations of the Employers to make further payments or provide additional benefits under Section 2 shall immediately cease and the consideration received by the Executive prior to such termination shall be valid and adequate consideration with respect to the remainder of this Agreement. For purposes of this Agreement, termination "for cause" shall mean termination because of willful misconduct, breach of fiduciary duty owed to the Employers which results in improper personal profit to the Executive, intentional failure to respond to any reasonable requests for information made and mutually agreed to by both parties pursuant to this Agreement, which failure is not reasonably cured within 20 days after receipt of written notice from the Employers, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

              B. Upon request by the Company, the Executive shall, within 5 days after such request, return to the Company the 1998 Infinity QX4 automobile currently provided to the Executive by the Employers, together with all keys, the certificate of title, insurance documents and other written material relating to the use of such automobile that the Executive may have in his possession. The Executive shall relinquish possession of the vehicle to an authorized representative of the Company at a mutually acceptable location. Upon return of the automobile to the Employers, the Employer's agree to release the Executive from any and all personal obligations included in the lease of said automobile.

         4.   MUTUAL RELEASE.

              A. In consideration of the covenants and the other terms and conditions of this Agreement, the Executive agrees and covenants, on behalf of himself, his heirs and personal representatives, to release completely and forever discharge the Employers from any and all charges, claims and actions relating to or otherwise arising out of the Executive's employment by, or the termination of his employment with, the Employers for all periods of time up to and including July 31, 1999 [THE TERMINATION DATE]. The Executive has not brought any such charges, claims or actions to the attention of or against the Employers before signing this Agreement, and the Executive covenants not bring any such charges, claims or actions against the Employers in the future, other than charges, claims or actions relating to the Employers' express obligations under this Agreement. If the Executive violates the provisions of this Section 4.A by filing or bringing any such charges, claims or actions (other than charges, claims or actions relating to the Employers' obligations under this Agreement, for which the Employers agree to pay all actual and direct costs including reasonable attorney's fees and expenses incurred by the Executive in bringing such charge, claim or action if the Executive is successful on the merits of such charge, claim or action) in a court of competent jurisdiction contrary to this Section 4.A, then, in addition to any other rights and remedies that the Employers may have, the Executive agrees to promptly return all Severance Payments received from the Employers and to pay all actual and direct costs of the Employers in defending against such charges, claims or actions brought by the Executive or on his behalf, including reasonable attorney's fees and expenses. As referred to in this Section 4.A (as well as for purposes of Sections 4.B and 4.C below), the term "Employers" includes any of their current or future subsidiaries and affiliates, their respective successors and assigns, and all of their respective past, present and future controlling persons, directors, officers, representatives, shareholders, agents, employees, noteholders, and their respective heirs, personal representatives, successors and assigns, or any of them.

              B. In consideration of the covenants and the other terms and conditions of this Agreement, the Employers agree and covenant to release completely and forever discharge the Executive from any and all charges, claims and actions (except for fraud and criminal acts committed in his official capacity as a director and/or officer) relating to or otherwise arising out of the Executive's employment with the Employers for all periods of time commencing upon the Start Dates up to and including July 31, 1999 [THE TERMINATION DATE]. None of the Employers has brought any such charges, claims or actions to the attention of or against the Executive before signing this Agreement, and the Employers covenant not bring any such charges, claims or actions against the Executive in the future, other than charges, claims or actions relating to the Executive's express obligations under this Agreement. If the Employers violate the provisions of this Section 4.B by filing or bringing any such charges, claims or actions (other than charges, claims or actions relating to the Executive's obligations under this Agreement, for which the Executive agrees to pay all actual and direct costs including reasonable attorney's fees and expenses incurred by the Employers in bringing such charge, claim or action if the Employers succeed on the merits of such charge, claim or action) in a court of competent jurisdiction contrary to this Section 4.B, then, in addition to any other rights and remedies that the Executive may have, the Employers agree to pay all actual and direct costs of the Executive in defending against such charges, claims or actions brought by the Employer, including reasonable attorney's fees and expenses.

              C. The Executive hereby specifically and unconditionally releases the Employers from any and all claims that the Executive may have against any of them and that arose on or before the date of this Agreement under any federal or state law, regulation or policy, including but not limited to, the Federal Age Discrimination in Employment Act (the "ADEA"), as well as any claim attributable to the Employers' solicitation of the Executive's consent to the terms of this Agreement, and further acknowledges and represents that:

                   i. the Executive waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Employers, and that certain of the benefits provided thereby constitute consideration of value to which the Executive would not otherwise have been entitled;

                   ii. the Executive consulted an attorney in connection with this Agreement;

                   iii. the Executive has been given a period of 21 days within which to consider the terms hereof;

                   iv. the Executive may revoke the waiver of ADEA claims set forth in this Section 4.B for a period of 7 days following the execution of this Agreement and the Executive's waiver of ADEA claims hereunder shall not become effective until the revocation period has expired;

                   v. if the Executive revokes the waiver of ADEA claims in accordance with subsection (iv) above, then the Executive shall cease to receive any and all of the payments and benefits specified in Section 2 hereof, but such revocation shall not be effective with respect to the remainder of this Agreement and the consideration received by the Executive prior to the revocation shall be valid and adequate consideration with respect to the remainder of this Agreement; and

                   vi. this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the Federal Older Worker Benefit Protection Act.

         5. CONFIDENTIALITY. The Executive and the Employers agree that they will keep the terms and conditions of this Agreement confidential (except as disclosure may otherwise be required by the Company in connection with its obligations under federal and state securities laws as a publicly owned company), and that all discussions and announcements that the Executive and the Employers have with employees, shareholders, noteholders and bondholders of the Company and any and all other persons or parties shall be wholly consistent with the terms of the mutually agreed upon press release or Form 8-K, which is attached hereto as EXHIBIT A. The Executive shall reasonably support the current and new management of the Employers and will use his best efforts to efficiently and effectively transition the Company to its new management. The Executive shall refrain, to the extent permitted by law, from taking or assisting others in taking any actions that reasonably could be expected to diminish the perceived market value of the Company or undermine the efforts of the Employers' management to manage the Employers' operations. The Employers agree that they will not intentionally take any actions that would prevent the Executive from seeking or securing new employment and that any and all announcements or responses to requests for information regarding the Executive's employment and Termination shall be wholly consistent with the terms of the mutually agreed upon press release or Form 8-K.

         6. NONCOMPETITION. For so long as the Executive receives Severance Payments, the Executive hereby covenants and agrees that the Executive (and any person or entity controlled by, under common control with or controlling the Executive) will not, without the prior written consent of the Employers (which consent shall not unreasonably be withheld, conditioned or delayed) directly or indirectly be associated as an officer, director or greater than 5% shareholder, employee, consultant, agent or representative to or with any person or entity engaged in the casino or gaming business in an area within a 100-mile radius of any existing casino owned on the Termination Date by the Employers. The Executive agrees that if he commits or threatens to commit a breach of any of the provisions of this Section 6, the Employers have the right and remedy to have the provisions of this Section 6 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate irreparable injury to the Employers and that money damages will not provide an adequate remedy at law for any such breach or threatened breach, PROVIDED HOWEVER, that the Employers shall first submit written notice to the Executive that they intend to invoke the rights set forth in this Section 6 and the Executive shall have 20 days in which to cure his breach or threatened breach. Such right and remedy of the Employers shall be in addition to, and not in lieu of, any other rights and remedies available to the Employers at law or in equity. If any of the provisions of or covenants contained in this Section 6 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction, and the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic scope of such provision or covenants and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 6 in any other jurisdiction.

         7. NONINTERFERENCE. For a period of 1 year following the Termination Date, without the written consent of the Employers whose consent will not unreasonably be withheld, conditioned or delayed, the Executive shall not, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person or entity: (i) solicit, employ or otherwise interfere with any of the Employer's existing contracts or relationships with any investor, customer, affiliate, employee, officer, director, supplier or any independent contractor performing services or providing goods to the Employers and reasonably known to the Executive on and as of the Termination Date, whether the such person or entity is employed by or associated with the Employers on the Termination Date; (ii) solicit or otherwise interfere with any existing or proposed contract reasonably known to the Executive on the Termination Date between the Employers and any other party whatsoever; (iii) other than in his role of providing post-Termination services under Section 3A hereof and then only as directed by Company management, contact employees of the Company regarding the business or operations of the Company, provided, however, that nothing in this Agreement shall affect the Executive's ability to (x) contact employees of the Company with respect to affairs of a personal or social nature or (y) other than in his role of providing post-Termination services under
Section 3A hereof and then only as directed by Company management, converse with any of Messrs. Tottenham, Kohlenberg, Baker, Sterrett, or Heurtematte regarding the status of the Executive's severance benefits as set forth in Section 2 of this Agreement; or (iv) other than in his role of providing post-Termination services and then only as directed by Company management, contact Value Partners, Ltd. or U.S. Bancorp Libra Investments (or any of their investors who are holders of debt or equity instruments issued by the Company as of the date hereof).

         8. COVENANT NOT TO DISCLOSE. The Executive hereby agrees that he possesses certain data and knowledge of operations of the business of the Employers which are proprietary in nature and confidential. The Executive hereby covenants and agrees that he will not, at any time after the

Termination Date, reveal, divulge or make known to any person or use for his own account or for the account of any other person or entity, any confidential or proprietary record, data, trade secret, financial information, intellectual property, business know-how, personnel policy, customer list of the Employers as of the Termination Date, or any other confidential or proprietary information whatsoever relating to the Employers, whether or not obtained with the knowledge and permission of the Employers (exclusive of any information which at the time of disclosure generally is available to and known by the public, other than as a result of any unauthorized disclosure by the Executive). The Executive further covenants and agrees that he shall not divulge any such confidential or proprietary information that he may acquire during any transition period in which he assists the Employers to facilitate the transition to new management and the continued success of the business of the Employers.

         9. CERTAIN ACTIONS. The Executive hereby agrees and covenants that from the date of this Agreement until January 31, 2000 [DATE THAT IS SIX MONTHS AFTER THE TERMINATION DATE]:

              A. The Executive shall not directly or indirectly solicit or encourage any person who is an associate or affiliate of the Executive to solicit proxies or consents in opposition to any proposal submitted by the Company's Board of Directors to a vote of the Company's shareholders.

              B. The Executive shall not, nor shall he encourage any person who is an associate or affiliate of the Executive to (i) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal submitted by the Company's management to a vote of the Company's shareholders, or (ii) join with or assist any person or entity, directory or indirectly, in supporting or endorsing, or make any statement in favor of, any proposal submitted to a vote of the Company's shareholders that is opposed by Company's Board of Directors.

         10. BINDING AGREEMENT; TERMINATION. This Agreement shall be binding upon and inure to the benefit of any successor to the Employers (whether direct or indirect, by purchase, merger or consolidation, by operation of law, or otherwise) or any person which acquires all or substantially all of the assets of the Employers or any assignee of the Employers (collectively "Successor"), and the Employers will require any Successor to expressly assume and agree to perform and carry out the obligations of this Agreement and any instrument executed by the Employers hereunder in the same manner and to the same extent as the Employers. This Agreement shall also be binding on and inure to the benefit of Executive and is not assignable by the Executive. This Agreement shall terminate upon the death of Executive and his heirs and beneficiaries shall have no right to compensation or other benefits hereunder for any period after the date of Executive's death except as to any payments or benefits earned (including the payments set forth in Section 2 of this Agreement) pursuant to the terms hereof prior to such date but not received as of the date of death.

         11. WITHHOLDING. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law and regulation.

         12. MITIGATION. The Executive shall not be required to mitigate the amount of any payments or other benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer.

         13. REPRESENTATION. The Employers and the Executive represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

         14. AMENDMENT AND WAIVER. The terms of this Agreement may not be modified other than in a writing signed by both parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

         15. NOTICES. All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

                   If to Executive:    Dominick J. Valenzano
                                       2140 Seward Drive
                                       Scotch Plains, New Jersey 07076

                   If to Employers:    Trans World Gaming Corp.
                                       One Penn Plaza
                                       Suite 1503
                                       New York, New York 10119
                                       Attention: Maureen Weppler
                                                  Secretary

         16. ENTIRE AGREEMENT. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supercedes any prior agreements, written or oral, between the Employers and the Executive with respect to the subject matter hereof. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

         17. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York except to the extent that applicable federal laws preempt the laws of the State of New York.


                                  [SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Release as of the day and year first above written.

WITNESS:                          TRANS WORLD GAMING CORP.


/s/ Maureen Weppler               By: /s/ Julio E. Heurtematte, Jr.
----------------------                -----------------------------
                                      Julio E. Heurtematte, Jr.
                                      Director


WITNESS:                          TWG FINANCE CORP.


/s/ Maureen Weppler               By: /s/ Julio E. Heurtematte, Jr.
----------------------                -----------------------------
                                      Julio E. Heurtematte, Jr.
                                      Director


WITNESS:                          TWG INTERNATIONAL U.S. CORPORATION


/s/ Maureen Weppler               By: /s/ Julio E. Heurtematte, Jr.
----------------------                -----------------------------
                                      Julio E. Heurtematte, Jr.
                                      Director



WITNESS:                          TRANS WORLD GAMING OF LOUISIANA, INC.


/s/ Maureen Weppler               By: /s/ Julio E. Heurtematte, Jr.
----------------------                -----------------------------
                                      Julio E. Heurtematte, Jr.
                                      Director


WITNESS:                          DOMINICK J. VALENZANO


/s/ Maureen Weppler               By: /s/ Dominick J. Valenzano
----------------------                -----------------------------